Contact: Dennis Zember
(404) 760-7707

FOR IMMEDIATE RELEASE
Flag Financial Corporation Reports Third Quarter Earnings
Atlanta Market Growth Fuels 12% Earnings Increase

Atlanta, Ga. (October 18, 2004) - Flag Financial Corporation (Nasdaq: FLAG) today announced earnings for the third quarter of 2004 of $1,659,000 or $0.19 per diluted share, an increase of 12% when compared the same quarter in 2003. Earnings for the nine-month period ending September 30, 2004 totaled $5,676,000 or $0.63 per diluted share compared to $4,575,000 or $0.51 per diluted share for the same period in 2003.

Balance Sheet Growth
Total assets at the end of the quarter were $793.0 million, an increase of 21.1% from the same date in 2003. Loan growth, primarily generated in the Atlanta market, was the source of most of the expansion in the balance sheet. Loans ended the quarter at $590.3 million, an increase of $155.3 million or 35.7% from September 30, 2003. In the Atlanta market, loans expanded from $234.0 million at September 30, 2003 to $358.3 million at September 30, 2004. Flag Financial has had four consecutive quarters of loan growth in excess of 15.0%. Total deposits at September 30, 2004 were $663.3 million compared to $511.6 million at the same date in 2003. Deposits in the metro Atlanta region at September 30, 2004 were $350.6 million compared to $145.1 million at September 30, 2003.

Net Interest Income
Net interest income for the third quarter of 2004 increased 12.9% to $7.6 million from $6.8 million in the third quarter of 2003. For the nine-month period, net interest income increased 15.7% to $22.1 million from the $19.1 million recorded during the same time period in 2003. Total interest income for the nine-month period increased 12.9% to $30.6 million. This increase in interest income is the result of several factors, the most significant of which are the growth in loan balances and the growth in loan fees. Fees on loans for the nine-month period ended September 30, 2004 were $4.1 million, an increase of 36.6% when compared to the same period in 2003. Joseph W. Evans, chairman and chief executive officer, commented on the loan-related results saying, “These results reflect the quality and effectiveness of the bankers we are attracting in metro Atlanta as well as our success in acclimating them to our lending culture and market niche.”

Interest expense for the quarter ended September 30, 2004 increased 27.1% to $3.2 million when compared to the third quarter of 2003. For the nine-month period, interest expense increased 6.0% to $8.4 million compared to the same period in 2003. Increases in interest expense for the quarter and the year-to-date periods are the result of higher levels of deposits and to the interest expense incurred on the Company’s trust preferred debentures issued during the second quarter of 2004.

Non-Interest Income and Non-Interest Expenses
Non-interest income for the quarter decreased 3.3% when compared to the third quarter of 2003. Decreases in mortgage banking revenue for the quarter were mostly offset by increases in service charges and other miscellaneous income. For the year-to-date period, non-interest income increased 14.6% to $9.5 million. Included in the year-to-date results for 2004 is an after-tax gain of $1.47 million on the sale of Flag Financial’s Thomaston, Georgia branch recorded during the first quarter of 2004.

Non-interest expenses increased 12.2% to $7.3 million during the third quarter of 2004 as compared to the third quarter of 2003. Increases in personnel and occupancy expense increased $690,000 during the third quarter of 2004 when compared to the same quarter in 2003 and accounted for 87% of the increase in non-interest expenses for the quarter. These increases relate mostly to the expansion of the bank’s credit and cash management sales staff in metro Atlanta.

Credit Quality Summary
Flag Financial’s credit quality ratios for the quarter reflect its commitment to quality growth. At September 30, 2004, non-performing assets as a percentage of total assets were 0.74% compared to 1.17% at the end of the third quarter in 2003. Annualized net charge-offs for the nine-month period were .06% compared to 0.36% for the same period in 2003. The allowance for loan losses was $8.3 million at the end of the third quarter of 2004 or 1.41% of loans outstanding compared to $6.8 million and 1.56% for the same period in 2003. The allowance for loan losses as a percentage of non-performing assets was 140.99% at quarter end compared to 88.63% at September 30, 2003.

Flag Financial Corporation is a bank holding company whose wholly owned subsidiary is Flag Bank. The Flag Financial franchise consists of 24 offices, including 16 full-service banking offices and six mortgage/loan production offices, in 14 counties in Georgia. Flag Financial's common stock is traded on the Nasdaq Stock Market under the ticker symbol "FLAG."

Flag Financial from time to time becomes aware of rumors concerning its business, prospects and results of operations. As a matter of policy, Flag Financial does not comment on rumors. Investors are cautioned that in this age of instant communication and Internet access, it may be important to avoid relying on rumors and other unsubstantiated information. Flag Financial complies with federal and state laws applicable to the disclosure of information concerning its business, prospects and results of operations. Investors may be at significant risk in relying on unsubstantiated information from other sources.

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Flag Financial Corporation
Financial Summary
Dollars in thousands except per share information
Unaudited

Three months ending September 30,
	2004	2003

Interest income	$10,813	$9,267
Interest expense	3,165	2,490
Net interest income	7,648	6,777
Provision for loan losses	375	375
Net interest income after provision
for loan losses	7,273	6,402
Non-interest income	2,254	2,332
Non-interest expense	7,297	6,503
Income before taxes	2,230	2,231
Provision for income taxes	571	685

Net income	$1,659	$1,546

Basic earnings per share	$0.20	$0.18
Diluted earnings per share	$0.19	$0.17

Net interest margin	4.28%	4.67%
Yield on earning assets	6.05%	6.39%
Cost of funds	1.98%	1.77%
Efficiency ratio	74.00%	71.82%
Net overhead ratio	2.64%	2.65%

Return on average assets	0.87%	0.98%
Return on average equity	10.21%	9.70%

Quarter ending balances
Total assets	$793,038	$654,652
Earnings assets	741,162	598,201
Gross loans outstanding	590,374	435,079
Deposits	663,317	511,591
Shareholders’ equity	65,038	$64,195

Quarterly averages
Total assets	$762,679	$628,899
Earnings assets	710,765	575,304
Gross loans outstanding	566,691	406,258
Deposits	629,221	499,710
Shareholders’ equity	65,003	$63,798

FTEs at quarter end	268	244
Total assets per FTE	$2,959	$2,683
Earning assets to total assets	93.5%	91.4%

Gross loans to total deposits	89.0%	85.0%
Demand deposits to total deposits	54.8%	55.9%
CDs to total deposits	41.9%	39.2%

Book value at quarter end	$7.87	$7.54
Tangible book value at quarter end	$5.91	$5.78

Flag Financial Corporation
Financial Summary
Dollars in thousands except per share information
Unaudited

Nine months ending September 30,
	2004	2003

Interest income	$30,558	$27,074
Interest expense	8,419	7,939
Net interest income	22,139	19,135
Provision for loan losses	1,470	946
Net interest income after provision
For loan losses	20,669	18,189
Non-interest income	9,537	8,322
Non-interest expense	22,018	19,876
Income before taxes and extraordinary item	8,188	6,636
Provision for income taxes	2,512	2,060

Net income	$5,676	$4,575

Basic earnings per share	$0.67	$0.54
Diluted earnings per share	$0.63	$0.51

Net interest margin	4.38%	4.47%
Yield on earning assets	6.04%	6.32%
Cost of funds	1.82%	1.88%
Efficiency ratio	69.42%	72.25%
Net overhead ratio	2.65%	2.74%

Return on average assets	1.04%	0.97%
Return on average equity	11.50%	9.72%

Year to date averages
Total assets	$728,344	$631,711
Earnings assets	675,574	572,810
Gross loans outstanding	518,598	390,950
Deposits	593,233	504,157
Shareholders’ equity	65,799	62,743